UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

    Rapid Link, Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Rapid Link, Incorporated

300 71st Street, Suite 500

Miami Beach, Florida 33141

May 21, 2010

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend a special meeting (the “Special Meeting”) of Stockholders of Rapid Link, Incorporated (the “Company”) to be held at 11:00 a.m., Eastern Daylight Time, on June 7, 2010, at the offices of Carlton Fields, P.A., located at 100 S.E. 2nd Street, Suite 4200, Miami, Florida 33131.

At the Special Meeting, Stockholders will be asked to consider and approve the following actions (the “Proposals”):

(i) an amendment to our Certificate of Incorporation (the “Certificate of Incorporation”) to change our corporate name to Spot Mobile International Ltd.;

(ii) an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share from 175,000,000 to 1,000,000,000 and to increase the number of authorized shares of preferred stock, $.001 par value per share from 10,000,000 to 100,000,000; and

(iii) a restatement of our Certificate of Incorporation to incorporate all prior amendments, including those mentioned above.

This will be the only business conducted at the meeting, and it is described in detail in the attached notice of meeting and proxy statement. Also included is a proxy and postage paid return envelope.

It is important that your shares are represented and voted at the Special Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting. If you attend the meeting, you may withdraw your proxy by voting in person.

Sincerely,

/s/ Charles J. Zwebner
Charles J. Zwebner
Chief Executive Officer
May 21, 2010

RAPID LINK, INCORPORATED

300 71ST STREET, SUITE 500

MIAMI BEACH, FLORIDA 33141

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2010

Notice is hereby given that the Special Meeting of Stockholders of Rapid Link, Incorporated will be held at the offices of Carlton Fields, P.A., located at located at 100 S.E. 2nd Street, Suite 4200, Miami, Florida 33131, at 11:00 a.m., Eastern Daylight Time, on June 7, 2010, and at any adjournments or postponements thereof, for the following purposes (the “Proposals”):

•	To amend the Company’s Certificate of Incorporation to change the Company’s name to Spot Mobile International Ltd.

•

To amend the Company’s Certificate of Incorporation to increase the Company’s number of authorized shares of common stock from 175,000,000 to 1,000,000,000 and to increase the Company’s number of authorized shares of preferred stock from 10,000,000 to 100,000,000.

•	To restate the Company’s Certificate of Incorporation to incorporate all prior amendments, including those mentioned above.

Our Board of Directors has fixed the close of business on May 19, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

Important notice regarding the availability of proxy materials for the Special Meeting to be held on June 7, 2010. The Proxy Statement and the accompanying proxy materials are also available at http://www.rapidlink.com/proxy03172010.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the envelope provided.

By Order of the Board of Directors

/s/ Charles J. Zwebner
Charles J. Zwebner
Chairman of the Board and
Chief Executive Officer

May 21, 2010

RAPID LINK, INCORPORATED

300 71st STREET, SUITE 500

MIAMI BEACH, FLORIDA 33141

(305) 993-6700

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies for the Special Meeting of our stockholders to be held at 11:00 a.m. Eastern Standard Time on June 7, 2010, and any adjournment or postponement of the Special Meeting. In this Proxy Statement, we refer to Rapid Link, Incorporated, as “Rapid Link,” the “Company,” “we,” or “us.”

We intend to mail this Proxy Statement and accompanying proxy to our stockholders starting on or about May 24, 2010.

SUMMARY TERM SHEET

At the Special Meeting, you will be asked to approve an amendment to our Certificate of Incorporation increasing the number of authorized shares of our common stock (See Proposal 2 below). Once the amendment is approved by our stockholders and filed with the Secretary of State of the State of Delaware all issued and outstanding shares of our Series A Convertible Preferred Stock will automatically convert into shares of our Common Stock. The Series A Convertible Preferred Stock was issued in connection with the Share Exchange Transaction described in more detail beginning at page 10 below. Following is a Summary Term Sheet of that transaction.

Summary Term Sheet

Parties to the Transaction:

Rapid Link Blackbird Mr. Prepaid	Rapid Link, Incorporated, a Delaware corporation Blackbird Corporation, a Florida corporation Mr. Prepaid, Inc., a Florida corporation and wholly-owned subsidiary of Blackbird

Basic Transaction	On February 24, 2010 (the “Closing Date”), we consummated the initial closing under a Share Exchange Agreement, dated October 13, 2009, as amended by an Amendment to Share Exchange Agreement, dated January 21, 2010 (collectively, the “Share Exchange Agreement”), pursuant to which we acquired from Blackbird all of the issued and outstanding shares of capital stock of Mr. Prepaid in exchange for 10,000,000 shares of our newly-created Series A Convertible Preferred Stock (the “Series A Preferred Stock”). As a result, Mr. Prepaid has become our wholly-owned subsidiary.

Management	On the Closing Date, John A. Jenkins, Lawrence Vierra and David Hess resigned as members of our board of directors. Additionally, Mr. Jenkins resigned as our Chief Executive Officer and Chief Financial Officer and Michael Prachar resigned as our Chief Operating Officer. Also, Charles Zwebner, David Stier and Valerie Ferraro were appointed to serve as members of our board of directors. The newly constituted board of directors then appointed Mr. Zwebner as our Chief Executive Officer and President, Mr. Stier as our Chief Financial Officer, Secretary and Treasurer, and Ms. Ferraro as our Vice President.

Consideration	In exchange for the all of the shares of capital stock of Mr. Prepaid owned by Blackbird, Blackbird received an aggregate of 10,000,000 shares of Series A Preferred Stock.

Rights and Preferences of the Series A Preferred Stock	The Series A Preferred Stock has those rights, privileges and preferences as are set forth in a Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Rapid Link including: (i) it ranks senior to all other classes of capital stock of Rapid Link; (ii) it is entitled to dividends as and when declared by the board; (iii) each share of Series A Preferred Stock is convertible into 52 shares of common stock; and (iv) has the right to vote with the common stock on an as converted basis on all matters submitted to shareholders for vote.

Conversion Privilege	The Series A Preferred Stock issued in the Share Exchange transaction will convert into 520,000,000 shares of common stock, which would represent approximately 80% of all of Rapid Link’s issued and outstanding shares of common stock after the Share Exchange Transaction.

VOTING INFORMATION

Record Date

Only stockholders of record as of the close of business on May 19, 2010, which is the record date for the Special Meeting, are permitted to vote their shares on the Proposals being submitted for consideration at the Special Meeting. As of May 19, 2010, we had 130,000,000 shares of common stock and 10,000,000 shares of Series A Preferred Stock outstanding, respectively. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Each share of preferred stock is entitled to 52 votes on each matter properly brought before the meeting.

Voting and Revocation of Proxies

Your Vote Is Important.

We encourage you to vote promptly. You may vote in one of the following ways:

By Mail

You can vote by marking, dating, signing the proxy and returning it by mail in the enclosed postage-paid envelope.

At The Special Meeting

The way you vote your shares now will not limit your right to change your vote at the Special Meeting if you attend in person. If you hold your shares in street name, you must obtain a physical proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return a proxy without any voting instructions, your shares will be voted as our Board of Directors recommends.

Revocation Of Proxies

You can revoke your proxy at any time before your shares are voted if you: (1) send a written notice to our Secretary indicating that you want to revoke your proxy; or (2) deliver to our Secretary a duly executed proxy (or voting instructions if you hold your shares in street name) bearing a later date, which revokes all previous proxies; or (3) attend the meeting in person, give written notice of revocation to the secretary of the meeting prior to the voting of your proxy and vote your shares in person, although your attendance at the meeting will not by itself revoke your proxy.

Quorum

We will have a quorum and will be able to conduct the business of the Special Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy.

Intended Vote of Related Party

As of the record date for the Special Meeting, Blackbird Corporation (“Blackbird”) has the power to vote an aggregate of 10,000,000 shares of our preferred stock, or 80% of the outstanding voting capital stock of the Company, on the Proposals. Blackbird has indicated its intention to vote all of the shares over which it has voting power in favor of the Proposals and, if it does vote in favor of the Proposals, then the Proposals will be approved without the need for any additional stockholder approval.

Vote Required for Proposals

The amendment to the Company’s Certificate of Incorporation to change the Company’s name to Spot Mobile International Ltd., to increase the Company’s number of authorized shares of common stock from 175,000,000 to 1,000,000,000, to increase the Company’s number of authorized shares of preferred stock from 10,000,000 to 100,000,000 and to restate the Company’s Certificate of Incorporation requires a majority of the shares of voting capital stock that are present in person or represented by proxy.

How We Count Votes

In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In tabulating whether the Proposals have received a majority of votes of the Company’s outstanding shares of voting capital stock, it should be noted that abstentions are counted in tabulations of the votes cast and thus have the same effect as a vote against a Proposal, whereas broker non-votes are not counted for purposes of determining whether a Proposal has been approved.

Voting Shares

All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the holder’s directions specified on the proxy. If no directions have been specified by marking the appropriate places on the accompanying proxy, the shares will be voted in accordance with the Board’s recommendations which are:

•	FOR the amendment of the Company’s Certificate of Incorporation to change the Company’s name to Spot Mobile International Ltd.

•

FOR the amendment of the Company’s Certificate of Incorporation to increase the Company’s number of authorized shares of common stock from 175,000,000 to 1,000,000,000 and to increase the Company’s number of authorized shares of preferred stock from 10,000,000 to 100,000,000.

•	FOR the restatement of the Company’s Certificate of Incorporation to incorporate all prior amendments, including those mentioned above.

PROPOSAL 1. AMENDMENT TO CERTIFICATE OF INCORPORATION

CHANGING CORPORATE NAME

Description of the Amendment

On March 11, 2010, our Board of Directors voted unanimously to authorize and recommend that our stockholders approve a proposal to change our name to Spot Mobile International Ltd. (the “Name Change”) by amending our Certificate of Incorporation. The Name Change will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Amended and Restated Certificate”). A copy of the Amended and Restated Certificate including the Name Change amendment is attached to this Proxy Statement as Annex A. The information in this Proxy Statement is qualified in its entirety by the complete text of the Amended and Restated Certificate.

Our Board of Directors believes that the new name will promote public recognition and more accurately reflect our intended business focus. The Name Change is intended to better reflect the nature of our business. Our Board of Directors believes that “Rapid Link” is no longer reflective of our business as it exists today – that is, an international provider of transaction based point of sale activation solutions as well as long distance and mobile and wireless services. The new name, Spot Mobile International Ltd., will reflect our current business strategy.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Certificate of Incorporation to change the corporate name of the Company to Spot Mobile International Ltd. The affirmative vote of the holders of a majority of the outstanding shares of voting capital stock entitled to vote at the Special Meeting will be necessary for the approval of this amendment.

Dissenters’ Rights of Appraisal

Under the Delaware General Corporation Law (“DGCL”), the Name Change amendment, as described in this Proxy Statement, does not entitle the Company’s stockholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

PROPOSAL 2. AMENDMENT OF CERTIFICATE OF INCORPORATION

TO INCREASE AMOUNT OF SHARES OF COMMON STOCK AND

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

Introduction

Our Certificate of Incorporation currently authorizes the issuance of 175,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share. As of the record date for the Special Meeting 130,000,000 shares of common stock were outstanding and 10,000,000 shares of preferred stock were outstanding.

Description of the Amendment

On March 11, 2010, our Board of Directors unanimously approved an amendment to Article Sixth of the Certificate of Incorporation, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Certificate of Incorporation from 175,000,000 to a total of 1,000,000,000 shares and to increase the number of shares of preferred stock authorized for issuance under the Certificate of Incorporation from 10,000,000 to a total of 100,000,000 shares. A copy of the amendment increasing authorized common stock and preferred stock is included in the Amended and Restated Certificate attached to this Proxy Statement as Annex A. The information in this Proxy Statement is qualified in its entirety by the complete text of the Amended and Restated Certificate.

If the Amended and Restated Certificate is approved by a majority of our outstanding share of voting capital stock, it will become effective upon its filing with the Secretary of State of the State of Delaware. The Company expects to file the Amended and Restated Certificate with the Secretary of State of the State of Delaware very shortly after its approval by stockholders.

The authorized but unissued shares of common stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or stock exchange rules require stockholder approval. The additional shares of authorized common stock, when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. The stockholders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. All voting is on a non-cumulative basis. The stockholders of common stock do not have any preemptive rights, conversion rights, or applicable redemption or sinking fund provisions. The amendment to authorize the additional shares of common stock will not have any effect on the par value of our common stock. Nevertheless, the issuance of such additionally authorized shares of common stock would affect the voting rights of our current stockholders because there would be an increase in the number of outstanding shares entitled to vote on corporate matters, including the election of directors, if and when any such shares of common stock are issued in the future.

The authorized but unissued shares of preferred stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or stock exchange rules require stockholder approval. The additional shares of authorized preferred stock, when issued, would have the rights and privileges as may be determined by the Board of Directors from time to time as set forth in one or more certificates of designation for each series of preferred stock. Such rights and privileges may include voting and conversion rights, liquidation or dividend preferences or other rights. The amendment to authorize the additional shares of preferred stock will not have any effect on the par value of our preferred stock. Nevertheless, the issuance of such additionally authorized shares of preferred stock, if convertible into shares of our common stock, would affect the voting rights of our current stockholders because there would be an increase in the number of outstanding shares entitled to vote on corporate matters, including the election of directors, if and when any such shares of common stock are issued in the future.

Background

On February 24, 2010, we consummated the initial closing under a Share Exchange Agreement, dated October 13, 2009, as amended by an Amendment to Share Exchange Agreement, dated January 21, 2010 (collectively, the “Share Exchange Agreement”), by and among the Company, Blackbird, certain of our principal shareholders, certain principal shareholders of Blackbird, and Mr. Prepaid, Inc., formerly a wholly-owned subsidiary of Blackbird (“Mr. Prepaid”).

Pursuant to the Share Exchange Agreement, we acquired from Blackbird all of the issued and outstanding shares of capital stock of Mr. Prepaid in exchange for 10,000,000 shares of our newly-created Series A Preferred Stock (the “Share Exchange Transaction”). The 10,000,000 shares of Series A Preferred Stock issued to Blackbird represent all of our issued and outstanding shares of preferred stock. Prior to the Share Exchange Transaction, there were no shares of preferred stock issued and outstanding. As a result of the Share Exchange Transaction, Mr. Prepaid became our wholly-owned subsidiary.

The shares of preferred stock issued to Blackbird upon the initial closing are convertible into 520,000,000 shares of our common stock. As a result, on an as-converted basis, these 520,000,000 shares of common stock would constitute approximately 80% of our then-issued and outstanding shares of common stock. The conversion of the preferred stock issued to Blackbird is subject to our amending our certificate of incorporation to increase the amount of shares of common stock authorized to be issued by the Company to an amount sufficient to permit the conversion of all such shares of preferred stock. In addition, the preferred stock has certain rights and preferences including full voting rights with each share of preferred stock entitled to one vote for each share of common stock into which such share of preferred stock would be convertible. Initially, each share of preferred stock is convertible into 52 shares of common stock.

See the discussion under the heading “Share Exchange Transaction” below for additional information.

Purposes of the Amendment

The primary purpose of the amendment is to provide enough additional authorized shares of common stock so that all of the outstanding shares of preferred stock issued to Blackbird in connection with the initial closing under the Share Exchange Agreement may be converted into shares of common stock. Other purposes for which additional shares of common stock which may be used by us include: (i) to increase the number of shares available to be issued for issuance to holders of convertible preferred stock, options and warrants granted prior to or after the date hereof, (ii) to establish additional employee compensation plans or to increase the shares available under current plans, (iii) for issuance in connection with future financing activities of the Company, including public and private offerings of the common stock or upon conversion of other equity or debt securities, (iv) for issuance in connection with future corporate acquisitions, or (v) other corporate purposes.

In addition, the additional shares of preferred stock may be used by us for issuance in connection with future financing activities of the Company, including public and private offerings of the preferred stock or upon conversion of other debt securities, for issuance in connection with future corporate acquisitions, or other corporate purposes.

Upon the effective date of the Amended and Restated Certificate, we will have approximately 830,000,000 shares of common stock authorized and available for future issuance. If the proposed Amended and Restated Certificate is approved, 520,000,000 shares of common stock will be promptly issued to Blackbird in conversion of the 10,000,000 shares of preferred stock currently outstanding. Other than such issuance to Blackbird, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock or preferred stock for any purposes.

The Board of Directors believes that the increase in the number of authorized shares of common stock and preferred stock will make a sufficient number of shares available, should we decide to use our shares for one or more of such previously mentioned purposes or otherwise. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Other Potential Effects of the Amendment

Upon filing the Amended and Restated Certificate, the Board of Directors may cause the issuance of additional shares of common stock or preferred stock without further vote of our stockholders, except as provided under the DGCL or any national securities exchange on which shares of our common stock are then listed or traded. Under our Certificate of Incorporation, holders of our common stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of common stock. In addition, if the Board of Directors elects to issue additional shares of common stock or preferred stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current stockholders.

In addition to the corporate purposes discussed above, the Amended and Restated Certificate could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. Subject to applicable law and stock exchange requirements, we could issue shares of authorized and unissued common stock or preferred stock in one or more transactions that would make a change of control of the Company more difficult and therefore less likely. For example, the increase in the number of authorized shares of common stock and preferred stock and the subsequent issuance of all or a portion of those shares could have the effect of discouraging, delaying, deferring or preventing a tender offer or takeover attempt, including attempts that might result in a substantial premium being paid over the market price for the shares of common stock held by our stockholders. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. The issuance of additional shares of common stock or preferred stock may also render the removal of the Company’s Board of Directors and management more difficult and may tend to stabilize the Company’s stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of the Amended and Restated Certificate outweigh the possible disadvantages.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Certificate of Incorporation to increase the number of authorized shares of our common stock from 175,000,000 to 1,000,000,000 and to increase the number of authorized shares of our preferred stock from 10,000,000 to 100,000,000. The affirmative vote of the holders of a majority of the outstanding shares of voting capital stock entitled to vote at the Special Meeting will be necessary for the approval of this amendment.

Dissenters’ Rights of Appraisal

Under the DGCL, the amendment to increase the amount of shares of common stock and preferred stock authorized for issuance, as described in this Proxy Statement, does not entitle the Company’s stockholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

SHARE EXCHANGE TRANSACTION

Introduction

The Series A Preferred Stock was issued to Blackbird in connection with the Share Exchange Transaction. As previously discussed, on February 24, 2010 (the “Closing Date”), pursuant to the Share Exchange Agreement, we acquired from Blackbird all of the issued and outstanding shares of capital stock of Mr. Prepaid in exchange for 10,000,000 shares of Series A Preferred Stock. As a result, Mr. Prepaid became our wholly-owned subsidiary. At the Closing Date, our principal executive office was located at 5408 N. 99th Street, Omaha, NE 68134, and Blackbird had its principal executive office at 300 71st Street, Suite 500, Miami Beach, Florida 33141.

At the time of the Share Exchange Transaction, we served as a facilities-based, communication services company providing various forms of voice and data services to small and medium sized businesses, as well as individual consumers. Blackbird, through its former subsidiary Mr. Prepaid, provided prepaid telecom and transaction based point of sale activation solutions through over 500 independent retailers in the Eastern United States.

Material Terms of the Share Exchange Transaction

On the Closing Date, Blackbird received 10,000,000 shares of our Series A Preferred Stock. The Series A Preferred Stock has certain rights and preferences including full voting rights. In addition, the shares of Series A Preferred Stock issued to Blackbird upon the Closing Date are convertible into 520,000,000 shares of our common stock. This conversion ratio was calculated to assure that, upon conversion, Blackbird would own 80% of the number of shares of our common stock issued and outstanding. In addition, the holder of the Series A Preferred Stock votes together with the holders of our common stock on all matters submitted for vote to our shareholders on an as converted basis in order to assure that the holder of the Series A Preferred Stock has 80% voting control of the company. The conversion of the Series A Preferred Stock issued to Blackbird is subject to our amending our certificate of incorporation to increase the amount of shares of common stock authorized to be issued by the Company to an amount sufficient to permit the conversion of all such shares of Series A Preferred Stock.

Immediately after the initial closing under the Share Exchange Agreement, we transferred all of the outstanding capital stock of our former wholly-owned subsidiaries, Telenational Communications, Inc. (“Telenational”) and One Ring Networks, Inc. (“One Ring”), to a third party. In connection with this transfer, the transferee also assumed the balance of certain secured debt. The transfer of Telenational and One Ring was without recourse or liability to the Company.

As previously disclosed, on the terms and subject to the conditions set forth in the Share Exchange Agreement, at a subsequent closing subject to the satisfaction of certain additional conditions including obtaining consents to transfer certain telecommunications licenses from the Federal Communication Commission and state regulatory authorities, Blackbird will also deliver to the Company all of the issued and outstanding shares of capital stock of all other Blackbird subsidiaries. At such subsequent closing, certain assets necessary to conduct the core business of Telenational will be transferred to a wholly-owned subsidiary of the Company in exchange for the assumption by such wholly-owned subsidiary of the Company of $1.85 million of indebtedness owed to certain creditors. Such indebtedness will be secured by the Telenational assets. At this time it is not possible to determine if the transfer of capital stock of the other Blackbird subsidiaries or the transfer of Telenational will occur. The conditions and events necessary to complete these transfers have not yet occurred and may not be able to be completed.

In connection with the initial closing under the Share Exchange Agreement, effective upon the Closing Date, John A. Jenkins, Lawrence Vierra and David Hess resigned as members of our board of directors. Additionally, Mr. Jenkins resigned as our Chief Executive Officer and Chief Financial Officer and Michael Prachar resigned as our Chief Operating Officer. Also pursuant to the Share Exchange Agreement, Charles Zwebner, David Stier and Valerie Ferraro were appointed to serve as members of our board of directors until the next annual meeting of our stockholders or until such time as their respective successors are duly elected and qualified. The newly constituted board of directors then appointed Mr. Zwebner as our Chief Executive Officer and President, Mr. Stier as our Chief Financial Officer, Secretary and Treasurer, and Ms. Ferraro as our Vice President.

For further information regarding the consummation of the Share Exchange Transaction, see our current reports on Form 8-K filed with the SEC on March 2, 2010, as well as Form 8-K/A filed on May 10, 2010.

Underlying Reasons for Issuing Series A Preferred Stock

In our negotiations with representatives of Blackbird, we agreed that, upon consummation of the Share Exchange Transaction, Blackbird would own 80% of Rapid Link. However, we did not have a sufficient number of authorized shares of Common Stock to issue in the Share Exchange Agreement. As currently in effect, our certificate of incorporation only authorizes the issuance of 175,000,000 shares of Common Stock, which is considerably less than the number of shares we needed for the Share Exchange Transaction. Rather than delay the initial closing of the Share Exchange Transaction, we opted to create a class of convertible voting preferred stock—the Series A Preferred Stock—from our authorized undesignated preferred stock that would, in effect, give Blackbird the requisite 80% interest in Rapid Link.

Background to Share Exchange Transaction

During the summer of 2009, we were approached by representatives of Blackbird regarding a possible transaction. Blackbird was a private company that was considering alternatives to expand its business strategy including the acquisition of one or more businesses which would complement the business of Blackbird’s subsidiaries. Over the next several months we had several meetings and conference calls with the senior executives of Blackbird. In most cases the participants in these meetings included John J. Jenkins, who was our chief executive officer at the time, and Charles Zwebner and David Stier, who were the chief executive officer and chief financial officer, respectively, of Blackbird. The focus of these meetings was to give a better understanding of Blackbird’s business strategy and for the parties to conduct due diligence. Once the parties were satisfied that Blackbird would be a suitable acquisition candidate, we started to discuss the terms of a transaction. The parties agreed on a value for the transaction which would give the Blackbird shareholders 80% of Rapid Link after the transaction. These discussions resulted in the execution of a letter of intent in September 2009. Shortly after the letter of intent was signed, the parties engaged their respective attorneys to draft the initial share exchange agreement reflecting the terms of the transaction as agreed to.

On October 13, 2009, Rapid Link and certain of our principal stockholders entered into the initial share exchange agreement with Blackbird and certain of its principal stockholders, pursuant to which we would grant newly-issued shares of our common stock to the Blackbird stockholders in exchange for all outstanding shares of Blackbird. Under the share exchange agreement, it was originally contemplated that we would acquire all or substantially all of the outstanding shares of capital stock of Blackbird which would result in Blackbird becoming our operating subsidiary. In consideration for the Blackbird shares, we were required to issue an aggregate of 520,000,000 shares of our common stock to the shareholders of Blackbird, which would constitute approximately 80% of our then-issued and outstanding shares of common stock. From October 13, 2009 through the Closing Date, the parties completed their due diligence. No opinions from third party experts, other than legal counsel, were obtained or required prior to or at the time of closing.

In addition, on October 13, 2009, we entered into a management agreement pursuant to which representatives designated by Blackbird would manage certain assets of our former subsidiary, Telenational, during the period between the execution of the initial share exchange agreement and the Closing Date.

On January 21, 2010, we entered into an Amendment to the Share Exchange Agreement (the “Amendment”) with Blackbird, certain of our principal shareholders, certain principal shareholders of Blackbird, and Mr. Prepaid. The Amendment modified the initial share exchange agreement and provided for the issuance to Blackbird of the Series A Preferred Stock at an initial closing in connection with our acquisition of Mr. Prepaid.

As discussed above, the initial closing under the Share Exchange Agreement occurred on February 24, 2010.

Legal and Regulatory Requirements

In connection with the Share Exchange Transaction, except as described below, no federal or state regulatory requirements or approvals were required to be complied with or obtained. As a Delaware corporation, Delaware law governs the steps that we are required and/or permitted to take in issuing stock. Under Delaware law, stockholder approval was not required to approve the Share Exchange Transaction. In addition, advance stockholder approval was not required to create or issue shares of the Series A Preferred Stock. Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock and gives the Board the authority to create one or more classes of preferred stock and to designate the rights, privileges and preferences of each such class. Under Delaware law, the holders of the Series A Preferred Stock, as the holders of authorized and validly issued and outstanding shares of our voting capital stock are entitled to vote on all the proposals included in this Proxy, including the proposals to amend our certificate of incorporation.

The Share Exchange Transaction was not conditioned on the approval of any of the proposals set forth in this Proxy Statement. If, for any reason, the stockholders do not approve the proposals submitted at the special meeting as set forth in this Proxy Statement, it would have no impact on the effectiveness of the Share Exchange Transaction. None of our stockholders have any obligation to vote in favor of or against any proposal set forth in this Proxy.

The Series A Preferred Stock issued in connection with the Share Exchange Transaction was issued in a private placement of securities exempt from registration under Section 4(2) of the Securities Act. Our reliance on the exemption from the registration requirement afforded by Section 4(2) of the Act is based on the following:

•

Blackbird was advised prior to the Share Exchange Transaction that, among other things, none of the shares of the Series A Preferred Stock that would be issued in the Share Exchange Transaction nor any of the shares of our common stock issuable upon conversion of the Series A Preferred Stock would be registered under the Securities Act and therefore would not be transferable.

•	Blackbird was given copies of our recent filings with the Securities and Exchange Commission.

•	All communications with Blackbird were effected without any general solicitation or public advertising.

In connection with the Share Exchange Transaction we filed the following documents with the Commission:

•	Current Report on Form 8-K, filed on October 19, 2009, announcing that we had executed the Share Exchange Agreement.

•	Current Report on Form 8-K, filed on January 27, 2010, announcing that we had executed the Amendment to Share Exchange Agreement.

•

Information Statement on Schedule 14f-1, filed on February 3, 2010, providing various information regarding the Share Exchange Transaction including information about the persons who were to become our new officers and directors upon the Share Exchange Transaction.

•	Current Report on Form 8-K, filed March 2, 2010, announcing that the Share Exchange Transaction had been consummated.

•

Current Report of Form 8-K/A, filed May 10, 2010, amending the Current Report on Form 8-K filed on March 2, 2010 to include audited historical information of Mr. Prepaid for the years ended October 31, 2008 and 2009, unaudited financial information of Mr. Prepaid for the three months ended January 31, 2010 and unaudited pro forma condensed financial statements of Rapid Link and Mr. Prepaid giving effect to the Share Exchange Transaction.

Federal Income Tax Consequences of the Share Exchange Transaction

The following disclosure is based on the Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect as of the date of the Share Exchange Transaction, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. We did not request or receive a tax opinion from legal counsel with respect to the consequences of the Share Exchange Transaction. Similarly, no rulings were requested from the Internal Revenue Service with regard to the consequences of the Share Exchange Transaction. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The Share Exchange Transaction was intended to be a tax-free reorganization under the Code. Assuming the Share Exchange Transaction qualifies as such a reorganization, no gain or loss will be recognized to Blackbird as a result of consummation of the Share Exchange Transaction, and no gain or loss will be recognized by us in connection with the issuance of the Series A Preferred Stock.

Accounting Treatment

Upon completion of the Share Exchange Transaction, the transfer of the outstanding capital stock of our former subsidiaries will be presented as discontinued operations. As the criteria for classification as discontinued operations was not met until February 24, 2010, the assets, liabilities and operating results of these subsidiaries are included in our consolidated operating results as of and for the three months ended January 31, 2010. For accounting purposes, the initial closing of the Share Exchange Agreement will be accounted for as a recapitalization of Mr. Prepaid.

Financial Information

Certain audited and pro forma financial information regarding Rapid Link and Mr. Prepaid is attached to this Proxy Statement as Annex B.

Information About the Parties to the Share Exchange Transaction

Rapid Link

Prior to the Share Exchange Transaction, we served as a facilities-based, communication services company providing various forms of voice and data services to small and medium sized businesses, as well as individual consumers. Our operations were conducted primarily through our former subsidiaries, Telenational and One Ring. For further information concerning the Company, reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, a copy of which is being delivered to the Company’s shareholders with this Proxy Statement and is incorporated herein by this reference (the “Annual Report”).

Mr. Prepaid

Prior to the Share Exchange Transaction, Mr. Prepaid was a wholly-owned subsidiary of Blackbird. Mr. Prepaid is in the business of providing prepaid telecommunication and transaction based point of sale activation solutions through over 500 independent retailers in the Eastern United States. Mr. Prepaid’s product offering includes prepaid wireless PINs for use with various mobile telephone providers. With the acquisition of Mr. Prepaid, our business has been altered dramatically. As a result the following is our current business strategy:

Our core objective going forward will be to expand the market for our products by significantly increasing the number of retailers which offer Mr. Prepaid’s products. In this respect, we have established and expect to continue to grow a network of sales agents targeting new retail outlets for our products. In addition, Mr. Prepaid has commenced marketing the sale of pre-paid cellular telephones through this network of sales agents. The pre-paid cellular telephones are purchased by Mr. Prepaid from Spot Talk, an affiliate of Blackbird our principal shareholder.

We plan to achieve our goal by pursuing both acquisition and organic expansion opportunities in selected markets to gain access to products and services that enhance our offerings, add talent, gain customer recognition in key markets, and improve operational efficiency.

Mr. Prepaid offers prepaid telecommunication and transaction based point of sale activation solutions through over 500 independent retailers in the Eastern United States. In addition, Mr. Prepaid currently markets prepaid cellular telephones and plans to expand its product offering to include additional mobile and wireless services.

For further information regarding the parties to the Share Exchange Transaction, please see our Annual Report and our Quarterly Report on Form 10-Q for the three months ended January 31, 2010, as filed with the SEC on March 18, 2010, both of which are incorporated by reference into this Proxy Statement.

PROPOSAL 3:

RESTATEMENT OF CERTIFICATE OF INCORPORATION

We were originally incorporated in the State of Delaware on December 30, 1998. Our Certificate of Incorporation sets forth detailed provisions governing our organization, operations and, in particular, the rights of our stockholders. The DGCL permits us to amend, from time to time, our Certificate of Incorporation. Since our incorporation in 1998, we have amended our Certificate of Incorporation on several occasions. The DGCL permits us to restate our Certificate of Incorporation to assemble all of the amendments that have been made to date and restate them in a single document.

Coincidentally with effecting the two amendments described in this Proxy Statement, we are restating our Certificate of Incorporation in order to assemble all of the amendments that have been made since December 30, 1998. The full text of the Amended and Restated Certificate, including the amendments described above, is attached as Annex A to this Proxy Statement. The information in this Proxy Statement is qualified in its entirety by the complete text of the Amended and Restated Certificate.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of voting capital stock entitled to vote at the Special Meeting will be necessary for the approval of this amendment.

Dissenters’ Rights of Appraisal

Under the DGCL, the amendment to restate our Certificate of Incorporation, as described in this Proxy Statement, does not entitle the Company’s stockholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of May 19, 2010, the ownership of our common stock by each of our directors, by each of our named executive officers, by all of our current executive officers and directors as a group, and by all persons known to us to be beneficial owners of more than five percent of our common stock. The information set forth in the table as to the current directors, executive officers and principal stockholders is based, except as otherwise indicated, upon information provided to us by such persons. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares shown below as beneficially owned by such person.

Common Stock
Name and Address of Beneficial Owner (1)	Ownership	Percent of Class
Blackbird Corporation (2)	520,000,000	80.00%
Apex Acquisitions, Inc. (3)	37,279,940	5.74%
Charles Zwebner	—	*
David Stier	—	*
Valerie Ferraro	—	*
All current directors and executive officers as a group (3 persons)	—	*

*	Indicates beneficial ownership of less than one percent of our total outstanding common stock.
(1)	Except as otherwise noted, address is c/o Rapid Link, Incorporated, 300 71st Street, Suite 500, Miami Beach, Florida 33141.
(2)

Ownership consists of 10,000,000 shares of our Series A Preferred Stock which are currently convertible into 520,000,000 shares of our common stock. The address of Blackbird is 300 71st Street, Suite 500, Miami Beach, Florida 33141.

(3)	The address of Apex Acquisitions, Inc. is P.O. Box 8658, Breckenridge, Colorado 80424.

COST OF SOLICITATION

We will pay for the cost of soliciting proxies, which also includes the preparation, printing, mailing and tabulation of this Proxy Statement. We will solicit proxies primarily through the mail, but certain of our directors and employees may also solicit proxies by telephone, telegram, telex, telecopy or personal interview. Employees who solicit proxies for us will not receive any additional pay for their services other than their regular compensation. Securities Transfer Corporation (“STC”), our transfer agent will assist us in the solicitation of proxies from brokers and nominees. We do not anticipate the fees paid to STC will be greater than standard market rates.

ANNUAL REPORT

The Company’s Annual Report for the fiscal year ended October 31, 2009, which includes financial statements, was mailed to stockholders together with the Notice of the Special Meeting of Stockholders and this Proxy Statement.

ADDITIONAL INFORMATION

The Company will provide without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended October 31, 2009, and any of the other documents incorporated by reference in this Proxy Statement, as filed with the Securities and Exchange

Commission (without exhibits). All such requests should be delivered to Valerie Ferraro, Vice President, at the address set forth on the front page of this Proxy Statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

Where You Can Find Additional Information

For further information about us, you may read and copy the above filings, together with annual and special reports and other information we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, at the SEC’s public reference room at Room 1580, 100 F. Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090. The SEC maintains a web site (http://www.sec.gov) that contains the reports, proxy and information statements and other information regarding companies that file electronically with the SEC such as us.

Independent Registered Public Accounting Firm

GHP Horwath, P.C. was engaged to perform the Company’s annual audit for the fiscal year ended October 31, 2009 and is expected to continue to provide audit services to the Company for fiscal 2010. It is anticipated that representatives of GHP Horwath, P.C. will be available or present at the Special Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

Other Business

We know of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board recommends.

By Order of the Board of Directors

/S/ CHARLES J. ZWEBNER
Charles J. Zwebner Chairman of the Board and Chief Executive Officer

Dated: May 21, 2010

ANNEX A

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

RAPID LINK, INCORPORATED

Rapid Link, Incorporated, a corporation organized under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer does hereby certify that:

1. Pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law, the Corporation hereby amends and restates its Certificate of Incorporation as set forth below.

2. The amendment and restatement of the Certificate of Incorporation as set forth below was adopted by the Corporation’s Board of Directors on March 11, 2010.

3. The amendment and restatement of the Certificate of Incorporation as set forth below was approved by the stockholders of the Corporation at a meeting thereof duly noticed and held on June 7, 2010.

4. The undersigned officer has been authorized and directed by the Board of Directors to execute and file this certificate setting forth the text of the Certificate of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

ARTICLE I

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is:

Spot Mobile International Ltd.

ARTICLE II

Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at that address is the Corporation Service Company.

ARTICLE III

Purpose

The purpose of this Corporation is to engage in any lawful act, activity, or business for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Capital Stock

A. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 100,000,000 shares of preferred stock, having a par value of $0.001) per share (“Preferred Stock”).

B. The Board of Directors is hereby expressly authorized at any time, and from time to time, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Subject to the approval of the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless the vote of any other holders is required pursuant to a certificate or certificates of designation establishing a class or series of Preferred Stock.

Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased, or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted or exchanged for shares of stock of any other class or classes (or series), shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by a certificate of designation pursuant to the provisions of this Article IV or as part of any other series of Preferred Stock.

ARTICLE V

Management

The business and affairs of the Corporation shall be managed by and under the direction of the board of directors of the Corporation (“Board of Directors”), and the directors need not be elected by written ballot unless required by the bylaws of the Corporation (“Bylaws”).

ARTICLE VI

Board of Directors

The number of directors of the Corporation shall be such number as from time to time shall be fixed by the Board of Directors in the manner provided in the Bylaws of the Corporation; provided, however, that in no event shall the number of directors be less than one.

ARTICLE VII

Amendment of Bylaws

In furtherance of, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, alter, and repeal the Bylaws of the Corporation.

ARTICLE VIII

Indemnification

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts and omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or any successor thereto, or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation of which this Article VIII is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

The Corporation shall indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation.

Any repeal or modification of the foregoing paragraphs of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Waiver of Section 203

The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE X

Amendment

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights, powers, privileges, and discretionary authority granted or conferred herein upon the stockholders or directors of the Corporation are granted or conferred subject to this reservation.

The undersigned does hereby certify that the facts herein stated are true, and has duly executed this Amended and Restated Certificate of Incorporation as of the 7th day of June, 2010.

By:
David Stier
Secretary and Chief Financial Officer

ANNEX B

FINANCIAL INFORMATION

INDEX OF FINANCIAL STATEMENTS

Page

Financial Statements of Business Acquired

Independent Auditors’ Report	B-2

Balance Sheets as of October 31, 2008, October 31, 2009 and January 31, 2010	B-3

Statements of Loss and Deficit for the Years Ended October 31, 2008 and October 31, 2009 and for the three months ended January 31, 2009 and January 31, 2010	B-4

Statements of Cash Flows for the Years Ended October 31, 2008 and October 31, 2009 and for the three months ended January 31, 2009 and January 31, 2010	B-5

Notes to Consolidated Financial Statements for the Years Ended October 31, 2008 and 2009 and for the three months ended January 31, 2009 and January 31, 2010	B-6

Pro Forma Financial Information

Introduction to Unaudited Condensed Pro Forma Financial Information	B-16

Unaudited Pro Forma Condensed Balance Sheet as of January 31, 2010	B-18

Unaudited Pro Forma Condensed Statement of Operations for the Year Ended October 31, 2009	B-19

Unaudited Pro Forma Condensed Statement of Operations for the Period Ended January 31, 2010	B-20

Notes to Unaudited Condensed Pro Forma Financial Statements	B-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mr. Prepaid, Inc.

We have audited the accompanying balance sheets of Mr. Prepaid, Inc. (the “Company”) as of October 31, 2009 and 2008, and the related statements of loss and accumulated deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mr. Prepaid, Inc. as of October 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company reported net losses of approximately $713,000 and $932,000 during the years ended October 31, 2009 and 2008, respectively, and has a working capital deficiency and shareholder’s deficit of approximately $897,000 and $1,618,000, respectively, at October 31, 2009. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GHP Horwath, P.C.

Denver, Colorado

May 10, 2010

MR. PREPAID, INC.

BALANCE SHEETS

YEARS ENDED OCTOBER 31, 2009 AND 2008

	October 31, 2008	October 31, 2009	January 31, 2010
			(unaudited)
ASSETS

Current assets:
Cash	$23,221	$72,023	$16,548
Accounts receivable, net	62,762	44,538	80,819
Inventory	113,103	123,639	88,439

Total current assets	199,086	240,200	185,806

Equipment, net	88,022	75,438	64,541
Goodwill	900,000	600,000	600,000
Customer lists, net	512,500	362,500	325,000
Intellectual property, net	341,667	241,667	216,667

	1,842,189	1,279,605	1,206,208

Total assets	$2,041,275	$1,519,805	$1,392,014

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current liabilities:
Accounts payable	$185,643	$189,667	$235,620
Due to related parties	680,897	848,004	868,514
Note payable	200,000	100,000	100,000

Total current liabilities	1,066,540	1,137,671	1,204,134

Note payable, shareholder	2,000,000	2,000,000	2,000,000

Total liabilities	3,066,540	3,137,671	3,204,134

Shareholder’s deficit:
Common stock	10	10	10
Accumulated deficit	(1,025,275)	(1,617,876)	(1,812,130)

Total shareholder’s deficit	(1,025,265)	(1,617,866)	(1,812,120)

Total liabilities and shareholder’s deficit	$2,041,275	$1,519,805	$1,392,014

The accompanying notes are an integral part of these financial statements.

MR. PREPAID, INC.

STATEMENTS OF LOSS AND DEFICIT

YEARS ENDED OCTOBER 31, 2009 AND 2008

	Year ended October 31,		Three months ended January 31,
	2008	2009	2009	2010
			(Unaudited)	(Unaudited)

Revenue	$18,200,478	$23,743,147	$5,009,168	$4,667,440
Cost of revenue	17,547,059	22,953,351	4,793,164	4,545,825

Gross profit	653,419	789,796	216,004	121,615

Operating expenses:
Selling, general and administrative expenses	923,131	778,362	212,920	139,023
Costs related to Rapid Link transaction	—	—	—	100,000
Amortization	42,017	54,035	12,444	14,346
Amortization of intangible assets	250,000	250,000	62,500	62,500
Impairment charges	250,000	300,000	75,000	—

	1,465,148	1,382,397	362,864	315,869

Loss from operations	(811,729)	(592,601)	(146,860)	(194,254)

Other expense:
Interest expense	(120,000)	(120,000)	(30,000)	(30,000)

Net loss	(931,729)	(712,601)	(176,860)	(224,254)

Accumulated deficit - beginning of period	(213,546)	(1,025,275)	(1,025,275)	(1,617,876)
Accrued interest waived by shareholder	120,000	120,000	30,000	30,000

Accumulated deficit - end of period	$(1,025,275)	$(1,617,876)	$(1,172,135)	$(1,812,130)

The accompanying notes are an integral part of these financial statements.

MR. PREPAID, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2009 AND 2008

	Year ended October 31,		Three months ended January 31,
	2008	2009	2009	2010
			(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(931,729)	$(712,601)	$(176,860)	$(224,254)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization expense	292,017	304,035	74,944	76,846
Loss on impairment of goodwill	250,000	300,000	75,000	—
Accrued interest waived by shareholder	120,000	120,000	30,000	30,000
Changes in operating assets and liabilities:
Accounts receivable	(28,407)	18,224	(56,310)	(36,281)
Inventory	(22,873)	(10,536)	71,295	35,200
Accounts payable	62,209	4,025	(22,071)	45,952

Net cash (used in) provided by operating activities	(258,783)	23,147	(4,002)	(72,537)

Cash flows from investing activities:
Purchases of equipment	(79,984)	(41,452)	(18,572)	(3,448)

Net cash used in investing activities	(79,984)	(41,452)	(18,572)	(3,448)

Cash flows from financing activities:
Advances from related parties	846,948	167,107	13,031	20,510
Payments on note payable	(600,000)	(100,000)	—	—

Net cash provided by financing activities	246,948	67,107	13,031	20,510

Net (decrease) increase in cash	(91,819)	48,802	(9,543)	(55,475)
Cash - beginning of year	115,040	23,221	23,221	72,023

Cash - end of year	$23,221	$72,023	$13,678	$16,548

The accompanying notes are an integral part of these financial statements.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

1.	Organization and nature of business:

Mr. Prepaid Inc., a Florida corporation, (“Mr. Prepaid” or the “Company”), markets and distributes electronic prepaid telecommunication products and services through independent retailers in the Eastern United States.

The Company is subject to various risks in connection with the operation of its business including, among other things, (i) changes in external competitive market factors, (ii) inability to satisfy anticipated working capital or other cash requirements. (iii) changes in the Company’s business strategy or an inability to execute its strategy due to unanticipated changes in the market, (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace, and (v) the Company’s lack of liquidity and its ability to raise additional capital. The Company has an accumulated deficit of approximately $1,618,000 as of October 31, 2009. For the fiscal year ended October 31, 2009, the Company’s net loss was approximately $713,000, on revenues of approximately $24 million.

Funding of the Company’s current and future anticipated operating losses, and expansion of the Company will require continuing capital investment. The Company’s strategy is to fund these cash requirements through debt and equity financing.

There can be no assurance that sufficient debt or equity financing will be available in the future or that it will be available on terms acceptable to the Company. Failure to obtain sufficient capital could materially affect the Company’s operations in the short term and hinder expansion strategies. The Company continues to explore external financing opportunities. Historically, some of the Company’s funding has been provided by its shareholder. At October 31, 2009, approximately 90% of the Company’s debt is due to the shareholder and other related parties.

The Company’s operating history makes it difficult to accurately assess its general prospects in the prepaid telecommunications industry and the effectiveness of its business strategy. In addition, the Company has limited meaningful historical financial data upon which to forecast its future sales and operating expenses. The Company’s future performance will also be subject to prevailing economic conditions and to financial, business and other factors. Accordingly, the Company cannot assure that it will successfully implement its business strategy or that its actual future cash flows from operations will be sufficient to satisfy debt obligations and working capital needs.

Our independent auditors have included a going concern emphasis paragraph in their audit opinion on our financial statements for the fiscal year ended October 31, 2009. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying balance sheet as of January 31, 2010 and the statements of loss and cash flows for the three months ended January 31, 2010 and 2009, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods have been made. The results of operations for the three months ended January 31, 2010, are not necessarily indicative of operating results for the full year financial condition.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

1.	Organization and nature of business (continued):

Management’s plans:

Through February 24, 2010, the Company was a wholly-owned subsidiary of Blackbird Corporation (“Blackbird”), a telecommunications company. On February 24, 2010, the Company was party to the initial closing under a Share Exchange Agreement, dated October 13, 2009, as amended by an Amendment to Share Exchange Agreement, dated January 21, 2010 (collectively, the “Share Exchange Agreement”), by and among Rapid Link Corporation (“Rapid Link”), Blackbird, certain of the Rapid Link’s principal shareholders, certain principal shareholders of Blackbird, and Mr. Prepaid. Pursuant to the Share Exchange Agreement, Rapid Link acquired from Blackbird all of the issued and outstanding shares of capital stock of Mr. Prepaid in exchange for 10,000,000 shares of Rapid Link’s newly-created Series A Convertible Preferred Stock (the “Series A Preferred Stock”). As a result, the Company has become a wholly-owned subsidiary of Rapid Link.

The Series A Preferred Stock has certain rights and preferences including full voting rights. In addition, the shares of Series A Preferred Stock issued to Blackbird upon the initial closing are convertible into 520,000,000 shares of Rapid Link’s common stock. As a result, on an as-converted basis, these 520,000,000 shares of common stock would constitute approximately 80% of the then-issued and outstanding shares of common stock. The conversion of the Series A Preferred Stock issued to Blackbird is subject to amending Rapid Link’s certificate of incorporation to increase the amount of shares of common stock authorized to be issued by the Company to an amount sufficient to permit the conversion of all such shares of Series A Preferred Stock. The description of the rights and preferences of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock (the “Certificate of Designations”).

2.	Summary of significant accounting policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue recognition:

Revenues generated by prepaid calling cards and point of sale activated Personal Identification Numbers (“PINs”), which represent the primary sources of the Company’s revenues, are recognized as revenue at the point of sale.

Inventory:

Inventory consists of prepaid calling cards and point of sale activated Personal Identification Number (“Pins”) which are valued at the lower of cost and net realizable value.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

2.	Summary of significant accounting policies (continued):

Accounts receivable:

Trade accounts receivable are stated at the amount the Company expects to collect. The Company regularly monitors credit risk exposures in accounts receivable and maintains a general allowance for doubtful accounts based on historical experience for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. Should any of these factors change, the estimates made by management would also change, which in turn would impact the level of the Company’s future provision for doubtful accounts. Specifically, if the financial condition of the Company’s customers were to deteriorate, affecting their ability to make payments, additional customer-specific provisions for doubtful accounts may be required. The Company reviews its credit policies on a regular basis and analyzes the risk of each prospective customer individually in order to minimize risk. Based on management’s assessment the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Interest is typically not charged on overdue accounts receivable. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. The valuation allowance was approximately $64,500, $14,600, and $80,300 as of October 31, 2009 and 2008, and January 31, 2010, respectively.

Concentrations:

During the periods presented, the Company’s largest supplier accounted for between approximately 64% and 70% of the Company’s purchases of PINs for resale. Management believes that the Company could find alternative supply sources if it should lose this major supplier. However, such a loss could result in delays in the sale of the Company‘s products, which could have an adverse impact on the Company’s results of operation and cash flows.

Property and equipment:

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Goodwill:

The Company reviews goodwill arising from business combinations for impairment annually, or more frequently if impairment indicators arise. Impairment indicators include (i) a significant decrease in the market value of an asset (ii) a significant change in the extent or manner in which an asset is used or a significant physical change in an asset, (iii) a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action by a regulator, and (iv) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

2.	Summary of significant accounting policies (continued):

Segment information:

The Company has one operating segment and one reporting unit. For the purpose of identifying the reporting units (i) an operating segment is a reporting unit if discrete financial information is available (ii) management regularly reviews individual operating results and (iii) similar economic characteristics of components within one operating segment in a single reporting unit. The Company’s management regularly reviews one set of financial information, and all of the Company’s products share similar economic characteristics. Therefore, the Company has determined that it has one single reporting unit.

Long-lived assets:

Long-lived assets, including the Company’s customer lists and intellectual property arising from business combinations, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if an impairment is indicated by its carrying value not being recoverable through undiscounted cash flows. The impairment loss is the difference between the carrying amount and the fair value of the asset estimated using discounted cash flows. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

During 2009 and 2008, the Company completed goodwill and long-lived asset impairment analyses. Based on the work performed, management concluded that an impairment loss existed. Accordingly, the Company recorded non-cash impairment charges for goodwill in 2009 and in 2008. The impairment charges resulted primarily from the general economic downturn in the U.S. in 2008 and from a decline in the customer base in 2009. Management estimated the impairment charges by cash flow analyses and by consideration of current market conditions and transactions in the prepaid telecommunications industry.

Fair value of financial instruments:

The carrying amount of financial instruments included in current assets and liabilities and long-term debt is not materially different from fair value because of the short maturity of the instruments and/or their respective interest rate amounts and other terms have been negotiated recently. The fair value of related party notes and advances payable are not practicable to estimate due to the related party nature of the underlying transactions.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

2.	Summary of significant accounting policies (continued):

Income taxes:

The Company utilizes the asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes and liabilities are computed for differences between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Recent accounting pronouncements:

In June 2009, the Financial Accounting Standards Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, all references made to US GAAP now use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing US GAAP, it did not have any impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued guidance under Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurements. ASC 820 defines fair value, established a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 is generally effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted this guidance at the beginning of fiscal year 2009. The adoption of this guidance did not significantly affect the Company’s financial condition or results of operations.

In December 2007, the FASB issued guidance under ASC 805, Business Combinations. ASC 805 will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under ASC 805, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. ASC 805 is effective for fiscal years beginning after December 15, 2008 and, as such, the Company adopted this standard in fiscal 2010. The provisions of ASC 805 will impact the Company if it is a party to a business combination after the pronouncement is adopted.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

2.	Summary of significant accounting policies (continued):

Recent accounting pronouncements (continued):

In December 2007, the FASB issued guidance under ASC 810, Non-controlling Interests in Consolidated Financial Statements, which becomes effective for fiscal periods beginning after December 15, 2008 (November 1, 2009 for the Company). This statement amends ARB 51 to establish accounting and reporting standards for the non- controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the statement of income, of the amounts of net income attributable to the parent and to the non-controlling interest. In addition, this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In April 2008, the FASB issued guidance under ASC 350, Determination of the Useful Life of Intangible Assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible. Previously, an entity was precluded from using its own assumptions about renewal or extension of an arrangement where there was likely to be substantial cost or material modifications. This guidance removes the requirement for an entity to consider whether an intangible asset can be renewed without substantial cost or material modification to the existing terms and conditions and requires an entity to consider its own experience in renewing similar arrangements. This guidance also increases the disclosure requirements for a recognized intangible asset to enable a user of financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent or ability to renew or extend the arrangement. This guidance is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset is applied prospectively to intangible assets acquired after the effective date. Accordingly, the Company does not anticipate that the initial application of this guidance will have an impact on the Company. The disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date.

In June 2008, the FASB issued guidance under ASC 815, Determining Whether an Instrument for Embedded Feature is Indexed to a Company’s Own Stock. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 (November 1, 2009 for the Company), and interim periods within those fiscal years. Early application is not permitted. A contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. This guidance provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception. The Company is evaluating the impact of this guidance to its financial statements.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

2.	Summary of significant accounting policies (continued):

Recent accounting pronouncements (continued):

In October 2009, the FASB issued a new accounting standard which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of the vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically, tangible products containing software and hardware that function together to deliver the tangible products’ essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple-element arrangements revenue recognition guidance discussed above. Both standards will be effective for the Company in the first quarter of 2011. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this standard may have on its consolidated financial statements.

3.	Equipment:

	October 31,		January 31, 2010 (unaudited)
	2008	2009

Computer equipment	—	$1,775	$1,775
Furniture and fixtures	$2,106	2,106	2,106
Point of Sale Activation Terminals	130,757	170,434	173,882

	132,863	174,315	177,763
Less accumulated depreciation and amortization	44,841	98,877	113,222

	$88,022	$75,438	$64,541

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

4.	Goodwill and other intangible assets:

The following sets forth information for intangible assets subject to amortization and for intangible assets not subject to amortization.

	October 31,		January 31, 2010 (unaudited)
	2008	2009
Customer lists
Gross carrying amount	$750,000	$750,000	$750,000
Accumulated amortization	(237,500)	(387,500)	(425,000)

	$512,500	$362,500	$325,000

Intellectual Property
Gross carrying amount	$500,000	$500,000	$500,000
Accumulated amortization	(158,333)	(258,333)	(283,333)

	$341,667	$241,667	$216,667

Unamortized intangible asset
Goodwill	$900,000	$600,000	$600,000

For the fiscal years ended October 31, 2008 and 2009, goodwill impairment charges of $250,000 and $300,000, respectively, were recorded as a result of the Company’s annual impairment analysis.

5.	Due to related parties:

The amounts due to related parties represent cash advances made to the Company from other companies wholly owned by the Company’s shareholder. These amounts are unsecured and non-interest bearing with no specific terms of repayment.

6.	Note payable:

This note payable to a third party is non-interest bearing and is secured by a priority claim on all assets of the Company. This note was originally due in June 2008, and extended to December 2009. The note remains unpaid and is now due on demand.

7.	Note payable shareholder:

The Company has a note payable to Blackbird Corporation in which the Company can borrow up to $2,000,000. The note bears interest at 6% per annum, and is due September 30, 2017. The note is secured by all assets of the Company. Blackbird Corporation has waived all interest due through January 31, 2010. The Company has accounted for this waived interest as a contribution of capital from the shareholder.

8.	Share capital:

	October 31,		January 31, 2010
	2008	2009
Authorized 10,000 common shares; par value $0.01 per share; 1,000 issued and outstanding	$10	$10	$10

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

9.	Income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at October 31, 2008 and 2009 are as follows:

	2008	2009
Deferred tax assets
Net operating loss carryforwards	$392,870	$635,154
Valuation allowance	(392,870)	(635,154)

Net deferred assets	$—	$—

The following is a reconciliation of the Company’s income tax expense (benefit) at the statutory rate to the income tax expense (benefit) at the effective tax rate:

	2008	2009
Income tax benefit at statutory rate	$316,788	$242,284
Change in valuation allowance	(316,788)	(242,284)

Net income tax benefit	$—	$—

At October 31, 2009, the Company has U.S. net operating loss carryforwards for federal income tax purposes of approximately $1,868,000, which expire in 2028 through 2029. Utilization of U.S. net operating losses is subject to annual limitations provided for by the Internal Revenue Code. The annual limitation may also result in the expiration of net operating loss carryforwards before utilization.

Realization of tax benefits depends on having sufficient taxable income within the carryback and carryforward periods. The Company continually reviews the adequacy of the valuation allowance and recognizes these benefits as reassessment indicates that it is more likely than not that the benefits will be realized. Based on pretax losses incurred in prior years, management has established a valuation allowance against the entire net deferred asset balance.

10.	Allocation of expenses:

Mr. Prepaid Inc. is an affiliate of Blackbird Corporation. Many operating expenses, primarily salary costs and rent of Mr. Prepaid Inc., were incurred and paid by Blackbird. In accordance with Staff Accounting Bulletin 55, these financial statements reflect all of the costs associated with the operations of Mr. Prepaid, Inc. While certain costs incurred by Blackbird are directly attributable to Mr. Prepaid, Inc., other costs were shared between the two organizations. In situations where the costs were shared, expense has been allocated between Blackbird and Mr. Prepaid, Inc. Management believes that the methodologies used are reasonable. Salaries, taxes and benefits were allocated based upon functions of employees. Rent and occupancy costs were allocated based on space utilized.

MR. PREPAID, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED OCTOBER 31, 2009 AND 2008

THREE MONTHS ENDED JANUARY 31, 2010 AND 2009 (UNAUDITED)

10.	Subsequent events:

In May 2009, the FASB issued a new accounting standard which established general accounting standards and disclosure for subsequent events. In accordance with this standard, the Company evaluated subsequent events through the date of this Form 8-K filing with the Securities and Exchange Commission (SEC).

RAPID LINK, INC.

UNAUDITED CONDENSED PRO FORMA

FINANCIAL INFORMATION

On February 24, 2010, Rapid Link Corporation (“Rapid Link,” the “Company”) consummated the initial closing under a Share Exchange Agreement, dated October 13, 2009, as amended by an Amendment to Share Exchange Agreement, dated January 21, 2010 (collectively, the “Share Exchange Agreement”), by and among the Company, Blackbird Corporation (“Blackbird”), certain of the Company’s principal shareholders, certain principal shareholders of Blackbird, and Mr. Prepaid, formerly a wholly-owned subsidiary of Blackbird. Pursuant to the Share Exchange Agreement, the Company acquired from Blackbird all of the issued and outstanding shares of capital stock of Mr. Prepaid in exchange for 10,000,000 shares of Rapid Link’s newly-created Series A Convertible Preferred Stock (the “Series A Preferred Stock”). As a result, Mr. Prepaid, Inc. (“Mr. Prepaid”) has become a wholly-owned subsidiary of the Company.

Mr. Prepaid is in the business of providing prepaid telecommunication and transaction based point of sale activation solutions through approximately 1,000 independent retailers in the Eastern United States. Mr. Prepaid’s product offering includes prepaid wireless PINs for use with various mobile telephone providers.

The Series A Preferred Stock has certain rights and preferences including full voting rights. In addition, the shares of Series A Preferred Stock issued to Blackbird upon the initial closing are convertible into 520,000,000 shares of the Company’s common stock. As a result, on an as-converted basis, these 520,000,000 shares of common stock would constitute approximately 80% of the then-issued and outstanding shares of common stock. The conversion of the Series A Preferred Stock issued to Blackbird is subject to amending Rapid Link’s certificate of incorporation to increase the amount of shares of common stock authorized to be issued by the Company to an amount sufficient to permit the conversion of all such shares of Series A Preferred Stock. The description of the rights and preferences of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock (the “Certificate of Designations”).

Immediately after the initial closing, all of the outstanding capital stock of the Company’s former wholly-owned subsidiaries, Telenational Communications, Inc. (“Telenational”) and One Ring Networks, Inc. (“One Ring”), was transferred to a third party. In connection with this transfer, the transferee also assumed the balance of the indebtedness due to the Lenders. The transfer of Telenational and One Ring is without recourse or liability to the Company.

The terms are subject to the conditions set forth in the Share Exchange Agreement, at a subsequent closing subject to the satisfaction of certain additional conditions including obtaining consents to transfer certain telecommunications licenses from the Federal Communication Commission and state regulatory authorities, Blackbird will also deliver to the Company all of the issued and outstanding shares of capital stock of all other Blackbird subsidiaries. At such subsequent closing, certain assets necessary to conduct the core business of Telenational will be transferred to a wholly-owned subsidiary of the Company in exchange for the assumption by such transferee of $1.85 million of indebtedness owed to certain creditors. Such indebtedness will be secured by the Telenational assets.

The accompanying unaudited condensed pro forma balance sheet as of January 31, 2010, gives effect to the initial transaction as if it had been consummated on January 31, 2010. The condensed statements of operations for year ended October 31, 2009, and the three months ended January 31, 2010, gives effect to the transaction as if it had been consummated at the beginning of the periods presented.

The unaudited pro forma condensed financial information should be read in conjunction with the historical financial statements of Rapid Link (included herein) as well as those of the Company. The unaudited pro forma condensed statement of operations does not purport to be indicative of the results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

RAPID LINK CORPORATION

PROFORMA CONDENSED BALANCE SHEET

(UNAUDITED)

JANUARY 31, 2010

ASSETS

	Rapid Link	Mr. Prepaid	Proforma adjustments		Proforma total
	(Historical)	(Historical)
Current assets:
Cash and cash equivalents	$56,297	$16,548	$(56,297)	A		$16,548
Accounts receivable	659,547	80,819	(659,547)	A		80,819
Inventory		88,439				88,439
Prepaid and deposits	22,798		(22,798)	A

Total current assets	738,642	185,806	(738,642)			185,806

Property and equipment, net	2,375,211	64,541	(2,375,211)	A		64,541
Deposits and other assets	305,294		(305,294)	A
Deferred financing fees, net	259,524		(259,524)	A
Intangible assets, net		1,141,667				1,141,667

	2,940,029	1,206,208	(2,940,029)			1,206,208

	$3,678,671	$1,392,014	$(3,678,671)			$1,392,014

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Revolving line of credit	$1,670,810	$	$(1,670,810)	A	$
Accounts payable	2,996,785	235,620	(2,921,785)	A		310,620
Accrued liabilities	1,423,556		(1,423,556)	A
Deferred revenue	178,704		(178,704)	A
Due to related parties		868,514				868,514
Capital lease obligations, less current portion	199,132		(199,132)	A
Convertible notes, current portion	1,521,777		(1,521,777)	A
Notes payable, current portion	5,736,784	100,000	(5,736,784)	A		100,000

Total current liabilities	13,727,548	1,204,134	(13,652,548)			1,279,134

Capital lease obligations, less current portion	1,623,725		(1,623,725)	A
Notes payable related parties, less current portion	3,240,000		(3,240,000)	A
Other	748,990		(748,990)	A
Secured note payable		2,000,000	1,250,000	B		3,250,000

	5,612,715	2,000,000	(4,362,715)			3,250,000

Total liabilities	19,340,263	3,204,134	(18,015,263)			4,529,134

Stockholders’ equity (deficit):
Common stock	74,782	10	(10)	C		74,782
Convertible preferred stock			10	C		10
Additional paid-in capital	50,206,214		(50,206,214)	C		—
Accumulated loss	(65,887,718)	(1,812,130)	64,542,806	C		(3,157,042)
Treasury stock	(54,870)					(54,870)

Total stockholders’ equity (deficit)	(15,661,592)	(1,812,120)	14,336,592			(3,137,120)

	$3,678,671	$1,392,014	$(3,678,671)			$1,392,014

See notes to unaudited proforma condensed consolidated financial statements.

RAPID LINK CORPORATION

PROFORMA CONDENSED STATEMENT OF OPERATIONS

(UNAUDITED)

YEAR ENDED OCTOBER 31, 2009

	Rapid Link	Mr. Prepaid	Total	Proforma adjustments		Proforma total
	(Historical)	(Historical)

Net revenue	$14,946,295	$23,743,147	$38,689,442	$(14,946,295)	A	$23,743,147
Cost of revenue	10,113,325	22,953,351	33,066,676	(10,113,325)	A	22,953,351

Gross profit	4,832,970	789,796	5,622,766	(4,832,970)		789,796

Operating expenses:
Selling, general and administrative	6,719,895	778,362	7,498,257	(6,579,895)	A	918,362

Operating (loss) income	(1,886,925)	11,434	(1,875,491)	1,746,925		(128,566)

Other income (expense):
Interest expense:
Related parties	271,084	120,000	391,084	(271,084)	A	120,000
Other	956,412		956,412	(856,412)	A E	100,000
Amortization	1,980,106	304,035	2,284,141	(1,980,106)	A	304,035
Other	351,124		351,124	(351,124)	A
Write down of goodwill	6,371,866	300,000	6,671,866	(6,371,866)	A	300,000

	9,930,592	724,035	10,654,627	(9,830,592)		824,035

Net (loss) income	$(11,817,517)	$(712,601)	$(12,530,118)	$11,577,517		$(952,601)

Basic and diluted net loss per share	$(0.16)					$(0.01)

Basic and diluted weighted average number of common shares outstanding	73,238,135			0	D	73,238,135

See notes to unaudited proforma condensed consolidated financial statements.

RAPID LINK CORPORATION

PROFORMA CONDENSED STATEMENT OF OPERATIONS

(UNAUDITED)

PERIOD ENDED JANUARY 31, 2010

	Rapid Link	Mr. Prepaid	Total	Proforma adjustments		Proforma total
	(Historical)	(Historical)

Net revenue	$2,439,977	$4,667,440	$7,107,417	$(2,439,977)	A	$4,667,440
Cost of revenue	1,363,963	4,545,825	5,909,788	(1,363,963)	A	4,545,825

Gross profit	1,076,014	121,615	1,197,629	(1,076,014)		121,615

Operating expenses:
Selling, general and administrative	1,820,540	139,023	1,959,563	(1,785,540)	A	174,023
Restructuring costs		100,000	100,000			100,000

	1,820,540	239,023	2,059,563	(1,785,540)		274,023

Operating (loss) income	(744,526)	(117,408)	(861,934)	709,526		(152,408)

Other income (expense):
Interest expense:
Related parties	68,365	30,000	98,365	(68,365)	A	30,000
Other	249,250		249,250	(224,250)	A E	25,000
Gain on extinguishment of debt	(610,060)		(610,060)	610,060	A
Amortization	305,697	76,846	382,543	(305,697)	A	76,846

	13,252	106,846	120,098	11,748		131,846

Net (loss) income	$(757,778)	$(224,254)	$(982,032)	$697,778		$(284,254)

Basic and diluted net loss per share	$(0.02)					$(0.01)

Basic and diluted weighted average number of common shares outstanding	75,217,420			0	D	75,217,420

See notes to unaudited proforma condensed consolidated financial statements.

RAPID LINK, INC.

NOTES TO UNAUDITED CONDENSED

PRO FORMA FINANCIAL STATEMENTS

The following adjustments are made to the accompanying pro forma balance sheet and statement of operations:

(A)	This entry is to reflect the transfer of all the outstanding capital stock of the Company’s former wholly-owned subsidiaries, Telenational Communications, Inc. and One Ring Networks, Inc. to a third party immediately after the initial closing on February 24, 2010. Because all of the operating businesses of Rapid Link were transferred immediately after initial closing, the transaction is being accounted for as a recapitalization of Mr. Prepaid Inc.

(B)	This entry reflects the amendment and restatement of the senior secured debt of Rapid Link Inc. bearing interest only at 8% per annum due February 28, 2013

(C)	This entry reflects the acquisition of all the common stock of Mr. Prepaid Inc. in exchange for 10,000,000 Series A Preferred Stock

(D)	The 10,000,000 Series A preferred shares issued in the transaction are excluded from the calculation of net loss per share because the conversion would be anti-dilutive.

(E)	This entry reflects the interest expense under the restated secured debt of Rapid Link Inc. At the time of the transaction the interest rate on this debt was changed from 10% to 8% per annum.

RAPID LINK, INCORPORATED

PROXY FOR USE AT

Special Meeting of Stockholders, June 7, 2010

This proxy is being solicited on behalf of the Board of Directors

The undersigned holder of shares of common stock, $0.001 par value per share (the “Common Stock”), of Rapid Link, Incorporated, a Delaware corporation (the “Company”), does hereby appoint Charles J. Zwebner and David Stier, and each of them, as due and lawful attorneys-in-fact (who shall have full power of substitution), to represent and vote, as designated below, all of the shares of Common Stock of the Company that the undersigned held of record at the close of business on May 19, 2010, at the Special Meeting of Stockholders of the Company to be held at the offices of Carlton Fields, P.A., located at 100 S.E. 2nd Street, Suite 4200, Miami, Florida 33131, on Monday, June 7, 2010, at 11:00 a.m., local time, or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

1.	AMENDMENT TO CERTIFICATE OF INCORPORATION CHANGING CORPORATE NAME.

Proposal to approve and adopt an amendment to the Company’s Certificate of Incorporation to change the Company’s corporate name to Spot Mobile International Ltd.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

2.	AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AMOUNT OF COMMON STOCK AND PREFERRED STOCK AUTHORIZED FOR ISSUANCE.

Proposal to approve and adopt an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share from 175,000,000 to 1,000,000,000 and to increase the number of authorized shares of preferred stock, $.001 par value per share from 10,000,000 to 100,000,000.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

3.	RESTATEMENT OF CERTIFICATE OF INCORPORATION.

Proposal to approve and adopt a restatement of the Company’s Certificate of Incorporation to incorporate all prior amendments, including those mentioned above.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

4.	In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Special Meeting).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE ABOVE PROPOSALS.

The Proxy Statement, a copy of which was provided with the Notice of Special Meeting of Stockholders, dated May 21, 2010, previously delivered to the Corporation’s stockholders, is incorporated herein by reference.

PLEASE SIGN AND DATE BELOW

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF EACH OF THE PROPOSALS.

Signature(s):

Title or Authority (if applicable)

Date:

Please sign your name here exactly as it appears on your stock certificates. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this ballot shall be deemed valid for all shares held in all capacities.

PLEASE RETURN ONLY THIS PROXY IN THE ATTACHED SELF-ADDRESSED ENVELOPE. DO NOT RETURN THE PROXY STATEMENT ITSELF OR THE EXHIBITS. IF YOU RETURN ANY ADDITIONAL DOCUMENTS, YOUR PROXY MAY BE UNDELIVERABLE BECAUSE OF INSUFFICIENT POSTAGE.